Exhibit 99.1

Quotient Limited Announces $27 Million Private Placement

JERSEY, Channel Islands, November 25, 2014 — Quotient Limited (“Quotient”) (NASDAQ: QTNT), a commercial-stage diagnostics company, today announced that it has entered into agreements to issue to certain subscribers 2,000,000 ordinary shares at $9.50 per share and 850,000 pre-funded warrants at $9.49 per warrant, exercisable for up to 850,000 ordinary shares at $0.01 per ordinary share. The aggregate gross proceeds of the private placement are expected to be approximately $27 million. Quotient intends to use the net proceeds from the financing for general corporate purposes, including to fund the development costs for MosaiQ™. Subject to the satisfaction of customary closing conditions, the private placement is expected to close on or about November 28, 2014.

The ordinary shares and warrants issued in the private placement, and the ordinary shares issuable upon exercise of the warrants, have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The ordinary shares and warrants were offered only to a limited number of accredited investors. Quotient has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the ordinary shares issued in the private placement and the ordinary shares issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening. Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the closing of the private placement, the intended use of proceeds from the private placement, the registration of the shares sold in the private placement, the exercise of the warrants, and the registration of the shares issuable upon exercise of warrants. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risks and uncertainties associated with Quotient’s ability to complete the private placement, the application of the net proceeds from the private placement as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572